FOR:	INTERPOOL, INC.

FOR IMMEDIATE RELEASE

CONTACT:	Raoul J. Witteveen President, Chief Operating Officer and Chief Financial Officer (212) 916-3261

Morgen-Walke Associates Gordon McCoun, Jennifer Angell Media contact: Heather Fox (212) 850-5600

INTERPOOL, INC. RECEIVES EARLY TERMINATION UNDER HSR TO ACQUIRE
NORTH AMERICAN INTERMODAL DIVISION OF TRANSAMERICA LEASING

PRINCETON, N.J., August 28, 2000 – Interpool, Inc. (NYSE: IPX) announced today that it had received early termination under the Hart-Scott-Rodino Antitrust Improvements Act in connection with its previously-announced agreement to acquire the North American intermodal division of Transamerica Leasing from AEGON N.V. (NYSE:AEG).

Interpool, originally founded in 1968, is one of the world’s leading lessors of cargo containers used in international trade and is the second largest lessor of intermodal container chassis in the United States. Interpool leases its containers and chassis to over 200 customers, including nearly all of the world’s 20 largest international container shipping lines.

This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company’s SEC filings. The company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

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Note: This press release and other press releases and information can be viewed at the Company’s website at www.interpool.com.